Exhibit 99.1

News Release

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Greg Dooley
330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Planning Further Investments in Growth;
Announces Debt Repayment Plans
     AKRON, Ohio, August 15, 2007 — The Goodyear Tire & Rubber Company said today it is planning major global investments to fuel growth and plans to repay additional debt, both made possible by the recent sale of its Engineered Products business and the company’s successful equity offering.
     Goodyear said it is considering potential new tire factories in Eastern Europe and Asia in addition to the company’s previously announced intent to invest in existing tire factories to increase high-value-added capacity by 40 percent globally and increase capacity in existing low-cost plants by 33 percent. Together, these investments would drive the company toward its strategy of having 50 percent of its global capacity in low-cost countries by 2012.
     The investment program includes modernization in North America to Goodyear’s Fayetteville, N.C., and Gadsden, Ala., tire plants for increased high-value-added capacity, both supported with investment incentives by local and state governments.
     “Consistent with what we have been telling investors, the successful completion of the sale of Engineered Products combined with our equity offering in May allows us to expand our future growth investments,” said Goodyear Chairman and Chief Executive Officer Robert J. Keegan. “We will continue to use a disciplined approach in allocating capital to high-return investments.”
     In addition, Keegan said Goodyear has given notice to its lenders that it will repay its $300 million third lien term loan on August 16. The repayment will result in annualized interest expense savings of approximately $26 million, of which about $10 million will be realized in 2007. The secured loan matures in 2011. The company’s debt repayment plans also include the early repayment, in the first quarter of 2008, of $650 million in secured notes that are due in 2011.
     Keegan said these early repayments coupled with the company’s $315 million redemption of senior notes in June will save Goodyear more than $125 million in annual interest expense.
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     Also today, Goodyear confirmed progress against its Four Point Cost Savings Plan. The company announced in April it now targets gross cost savings of $1.8 billion to $2 billion by the end of 2009.
     Through June 30, 18 months into the plan, Goodyear indicated it had achieved nearly $750 million in cost savings against this target.
     More than $500 million of these savings are a result of continuous improvement initiatives. While announced savings from eliminating high-cost manufacturing total $135 million, only $35 million of this was reflected in results through June 30. Sourcing raw materials, equipment and products from Asia and other low-cost countries has resulted in savings of $60 million and selling, administrative and general expense (SAG) savings-to-date total more than $150 million.
     “We remain on track to achieve our targeted savings. While some of these savings are offset by currently elevated inflation levels in areas such as energy and some manufacturing inefficiencies in advance of footprint reductions, we are confident structural savings will be achieved on a net basis, particularly in North America,” Keegan said.
     Goodyear said it is speaking to groups of investors today hosted by two securities analysts. The presentation material for these discussions has been posted on the company’s investor relations web site, investor.goodyear.com, and furnished to the Securities and Exchange Commission as an exhibit to a Form 8-K.
     Goodyear is one of the world’s largest tire companies. The company employs about 70,000 people and manufactures its products in more than 60 facilities in 26 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved under the company’s master labor contract with the United Steelworkers (USW) and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of the Voluntary Employees’ Beneficiary Association (VEBA) to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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